Exhibit 2a

CERTIFICATE OF INCORPORATION

 OF

ALLEGIANCY, INC.

ARTICLE I

The name of the Corporation is Allegiancy, Inc.

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Rd., Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is Forty-Two Million (42,000,000), of which (i) Forty Million (40,000,000) shares shall be common stock, par value $.01 per share (“Common Stock”) and (ii) Two Million (2,000,000) shares shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.  No stockholder shall have any preemptive right to subscribe to an additional issue of shares of any class of stock of the corporation or to any security convertible into such stock.

A. PREFERRED STOCK

1.           .Designation.  The authorized series of Preferred Stock shall be designated as follows:  (i) One Million Forty-FiveThousand, Nine Hundred Ninety-Four (1,045,994) shares shall be Series A Preferred  Stock, par va1ue $.01 per share (the "Series A Preferred  Stock”), and (ii) The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, and subject to the vote of the holders of the Series A Preferred Stock as described in Article IV, Section B(2)(a)(i) below, to provide for the issuance of any shares of Preferred Stock not designated as Series A Preferred Stock hereunder in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of common stock and, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to this Certificate of Incorporation, or the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

B. VOTING

1. Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of common stock are entitled to vote.

2. Preferred Stock.

(a) Series A Preferred Stock.  Except as provided in (i) below, Series A Preferred Stock shall vote as a single class with the Common Stock on all matters on which the holders of shares of the Common Stock are entitled to vote. Each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held of record on all matters on which the holders of shares of Series A Preferred Stock are entitled to vote.

(i) Notwithstanding the foregoing, holders of a majority of the outstanding shares of Series A Preferred Stock must affirmatively vote for the creation, authorization or designation of a class or series of capital stock, or selling, issuing or granting capital stock, which has rights or preferences senior to the relative rights and preferences of the Series A Preferred Stock.

C. DIVIDENDS AND LIQUIDATING DISTRIBUTIONS

1. Series A Preferred Stock. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available there for, cumulative dividends at the rate of $0.30 per share of Series A Preferred Stock (the “Series A Preferred Dividend”) from the date of original issuance such shares (or any predecessor security thereof), which dividends shall accrue quarterly in arrears, whether or not such dividends are declared by the Board of Directors and paid.

(a) The holders of shares of Series A Preferred Stock shall also be entitled to receive, out of funds legally available therefor, dividends at such times and in such amounts as are received by holders of outstanding shares of Common Stock, pro rata based on the combined number of shares of Common Stock and Series A Preferred Stock held by each. Such dividends shall not be cumulative.

2. Common Stock.  The Board of Directors may declare and pay dividends to the holders of the Common Stock out of any funds legally available therefore.

3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries. whether voluntary or involuntary (a “Liquidation Event”):

(a) Series A Preference Amount.  Each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Common Stock, an amount equal to any accrued or declared and unpaid Series A Preferred Dividends (the “Series A Preference”). If the amounts available for distribution by the Corporation to the holders of Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preferences due to such holders, such holders of Series A Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

(b) Remaining Assets. After the prior payment in full of the aggregate Series A Preference in connection with a Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Series A Preferred Stock and Common Stock, pro rata, then outstanding.

D. REDEMPTION

The Series A Preferred Stock shall have the redemption rights provided in this Article IV, Section D.

1. Generally. The Corporation shall be required, on each of March 6, 2017, March 6, 2018 and March 6, 2019 (each a “Redemption Date”), to redeem up to one-third of the aggregate shares of Series A Preferred Stock outstanding as of the date of this Certificate, including shares of Series A Preferred Stock issuable upon the exercise of options, warrants or other convertible securities outstanding as of such date (a “Redemption Cap”).  Redemptions shall be made in the amount and manner described in this Article IV, Section D at the request of those holders of Series A Preferred Stock who submit a Notice of Redemption to the Corporation in accordance with Article IV, Section D(1)(b) below.  The Corporation shall send written notice of each upcoming Redemption Period (as defined below) to each holder of Series A Preferred Stock no later than 30 days prior to the beginning of the upcoming Redemption Period.  Such notice may be transmitted via email, facsimile or other electronic means.

2. Redemption Notice.  A holder of Series A Preferred Stock may exercise his, her or its right of redemption in accordance with this Article IV, Section D by delivering to the Corporation, during the period beginning 120 days prior to a Redemption Date and ending 30 days prior to a Redemption Date (each a “Redemption Period”), a Redemption Notice (executed by the trustee or authorized agent in the case of a retirement plan) indicating such holder’s desire to have his, her or its Series A Preferred Stock redeemed.

3. Redemption Price; Payment.  The redemption of Series A Preferred Stock shall be effected upon the payment by the Corporation of a cash sum equal to (i) a redemption purchase price of either (A) $8.00 if redemption is sought for the first Redemption Date, (B) $8.50 if redemption is sought for the second Redemption Date or (C) $9.00 if redemption is sought for the third Redemption Date, per share of Series A Preferred Stock held by such holder multiplied by the total outstanding number of shares of Series A Preferred Stock held by such holder, plus (ii) accrued or declared but unpaid Series A Preferred Dividends of such holder as of the date of such holder’s Redemption Notice (the “Redemption Price”).  The Redemption Price shall be paid and redemptions effected on the applicable Redemption Date, or as soon as practicable thereafter, but no later than five (5) business days following the applicable Redemption Date.

4. Redemptions Pro Rata.  In the event that holders of Series A Preferred Stock holding shares of Series A Preferred Stock equal to more than an applicable Redemption Cap, then the Corporation shall redeem the requesting holders’ Series A Preferred Stock in pro rata amounts in accordance with the numbers of shares of Series A Preferred Stock held by the requesting holders, which may result in such holders retaining fractional shares of Series A Preferred Stock.

5. Effect of Redemption.  Immediately upon payment in full of the Redemption Price to a holder of Series A Preferred Stock, the number of shares of Series A Preferred Stock of such holder being redeemed shall be immediately deemed canceled.

E. CONVERSION

1. If shares of Series A Stock remain outstanding following the third Redemption Date, then the Corporation shall have the right to convert the remaining outstanding shares of Series A Preferred Stock into Common Stock at the Corporation’s discretion, subject to the provisions of this Article IV, Section E.

2. At any time following the third Redemption Date, the Corporation may elect to convert all, but not less than all, of the then outstanding shares of Series A Preferred Stock into Common Stock.  Upon conversion, each holder of Series A Preferred Stock shall be issued shares of Common Stock having a value equal to $10.00, based upon the Closing Price for the Common Stock as of the date of conversion (the “Conversion Date”), for each share of Series A Preferred Stock being converted (the “Class A Conversion Price”).  In order to exercise its right to convert, the Corporation shall transmit a conversion notice to each holder of Series A Preferred Stock stating its intent to convert the Series A Preferred Stock to Common Stock and the Conversion Date.

3. As of the Conversion Date, each holder’s shares of Series A Stock will be canceled, and such holder shall be issued fully paid and nonassessable shares of Common Stock equal to such holder’s aggregate shares of Series A Preferred Stock multiplied by the Class A Conversion Price.

4. Notwithstanding anything to the contrary contained herein, the Corporation shall be permitted to exercise the conversion rights set forth in this Article IV, Section E solely if a Closing Price has been established for the Common Stock.

(a) “Closing Price” with respect to any class or series of the Corporation’s capital stock, on any date shall mean (i) the last sale price for such capital stock, or, in case no such sale takes place on such day, (ii) the average of the closing bid and asked prices, for such capital stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such capital stock is not listed or admitted to trading on the NYSE, (iii) as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such capital stock is listed or admitted to trading or, if such capital stock is not listed or admitted to trading on any national securities exchange, (iv) the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by OTC Marketsor, if such system is no longer in use, the principal other automated quotation system that may then be in use or, (v) if such capital stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such capital stock selected by the Corporation’s Board of Directors.

F. PURCHASE RIGHT

Each share of Series A Preferred Stock shall entitle its holder to purchase one share of Common Stock upon such terms, including purchase or exercise price, as set forth in this Article IV, Section F (the “Purchase Right”).  The Corporation’s Board of Directors shall reserve, from the Corporation’s authorized securities, the number of shares of Common Stock necessary to satisfy any outstanding Purchase Rights.

1. Exercise Price; Term.  The exercise price per share of Common Stock (the “Share Price”) entitled to be purchased pursuant to the Purchase Right shall be $3.75.  Subject to the conditions set forth in Article IV, Section F(1)(b) below, the Purchase Right may be exercised solely (i) within ten (10) days of any Redemption Date as to any shares of Series A Preferred Stock of a holder actually redeemed as of such date (the “Redemption Exercise Period”), or (ii) within ten (10) days of the Conversion Date for all remaining outstanding shares of Series A Preferred Stock (the “Conversion Exercise Period”) and, if not then exercised, shall expire and be of no further force or effect.

2. Conditions to Exercise. Notwithstanding anything contained herein, the Purchase Right associated with the Series A Preferred Stock shall not be exercisable until such time as the Corporation:

(a)           has caused the Common Stock issuable pursuant to the exercise of the Purchase Right (the “Issuable Shares”) to be exempt from registration under the Securities Act of 1933, as amended (the “Act”) pursuant to Section 3(b) of the Act and the regulations promulgated thereunder by the Securities and Exchange Commission (“SEC”), including without limitation Regulation A, or has determined, upon the opinion of counsel, that there exists another exemption or exception from registration under the Act applicable to the Issuable Shares; and

(b)            has caused the Issuable Shares to be registered or qualified under the state securities or “blue sky” laws of the state of the holder’s residence, or has determined, upon the opinion of counsel, that there exists an exemption or exception from registration of the Issuable Shares in the applicable state.

3. Qualification Rights.

(a)           The Company agrees to prepare and file with the SEC an Offering Statement on Form 1-A to seek an exemption pursuant to Section 3(b) of the Act (an “Offering Statement”) with respect to the Issuable Shares associated with each applicable Redemption Date or the Conversion Date, as applicable, and will use commercially reasonable efforts to cause such Offering Statement to be declared qualified by the SEC as soon as practicable thereafter.  Such Offering Statement shall be filed with the SEC sufficiently in advance, in the Company’s commercially reasonable judgment, to provide for such Offering Statement to be declared qualified on or prior to the applicable Redemption Date or the Conversion Date, as applicable.

(2)           The Company shall use commercially reasonable efforts to keep the Offering Statement continuously qualified for at least that period beginning on the date on which the Offering Statement is declared qualified and ending on a date sufficient to allow for the expiration of the applicable Redemption Exercise Period or the Conversion Exercise Period, as applicable. During the period that the Offering Statement is qualified, the Company shall supplement or make amendments to the Offering Statement, as required by the Act or other law, and shall use its commercially reasonable efforts to have such supplements and amendments declared qualified, if required, as soon as practicable after filing.

(3)           The Company shall use its commercially reasonable efforts to register or qualify Issuable Shares under applicable state securities or “blue sky” laws as of the date of qualification of the Offering Statement or as soon as practicable thereafter, but only to the extent legally required to do so, and shall use its commercially reasonable efforts to keep such registration or qualification in effect for so long as the Offering Statement remains qualified with the SEC.

(4)           Notwithstanding the provisions of subsections (1) – (3) of this Section:

(A)           the Company shall have no obligation to file or seek qualification of an Offering Statement with the SEC if the Company has determined, upon the opinion of counsel, that another exemption or exception from registration under the Act is applicable to the issuance of the Issuable Shares; and

(B)           the Company shall have no obligation to register or qualify the Issuable Shares under any state’s securities or “blue sky” laws if the Company has determined, upon the opinion of counsel, that another exemption or exception from registration or qualification under the applicable state securities or “blue sky” laws is applicable.

4.           Exercise of Purchase Right. The Purchase Right associated with any share of Series A Preferred Stock may be exercised prior to the expiration of the applicable Redemption Exercise Period or the Conversion Exercise Period, as applicable, by delivering notice of such exercise to the Corporation at its registered address or at its principal place of business stating the number of shares of Common Stock to be acquired and the aggregate purchase price to be paid (a “Notice of Exercise”). The Notice of Exercise shall be accompanied by payment in cash or by check payable to the order of the Corporation in an amount equal to the Share Price (the “Exercise Purchase Price”).  Upon receipt by the Company of the Notice of Exercise, together with the applicable Exercise Purchase Price, the acquiring holder of Series A Preferred Stock shall be issued fully paid, nonassessable shares of Common Stock in the amount stated on the Notice of Exercise.
ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. Election of Directors need not be by written ballot unless the bylaws of the Corporation so provide.

2. The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein, but any by-laws so made, altered or amended by the Board of Directors may be altered or amended by the stockholders.

3. The by-laws of the Corporation may fix and alter the number of directors and may prescribe their term of office, and from time to time the number of directors may be increased or decreased by amendment of the by-laws, provided that in no case shall the number of directors be less than three.  In case of any increase in the number of directors, the additional directors shall be chosen by the directors for a term to continue until the next annual meeting of the stockholders or until their successors are elected and qualify.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

This Corporation is to have perpetual existence.